PROSPECTUS SUPPLEMENT (To Prospectus dated November 16, 2023)	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-275587

GLOBAL MEDIUM-TERM NOTES, SERIES J AND K

We, Morgan Stanley, may offer from time to time global medium-term notes. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

•	The notes will mature more than nine months from the date of issue.

•	The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero. Floating rates will be based on rates specified in the applicable pricing supplement.

•	The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.
•	The notes will be senior.

•	The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

•	The notes will be issued in fully registered form and will be represented by either definitive notes or by a single global note.

The pricing supplement may also specify that the notes will have additional terms, including that the notes may be either callable by us or puttable by you.

Investing in the notes involves risks. See “Risk Factors” beginning on page 7 of the accompanying prospectus.

The United States Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. International plc, which is our affiliate, has agreed to use reasonable efforts to solicit offers to purchase these securities as our agent. The agent may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agent may resell any securities it purchases as principal at prevailing market prices, or at other prices, as the agent determines.

The agent may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

These securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

November 16, 2023

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted.

Summary

The following summary describes the notes we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

We, Morgan Stanley, may offer from time to time the medium-term notes described in this prospectus supplement. We will sell the notes primarily outside the United States, but we may also sell them in the United States or both in and outside the United States simultaneously. We refer to the notes offered under this prospectus supplement as our “Series J and Series K medium-term notes.” We refer to the offering of the Series J and Series K medium-term notes as our “Series J and Series K program.”

General terms of the notes

•    The notes will mature more than nine months from the date of issuance and will pay interest, if any, on the dates specified in the applicable pricing supplement.

•    The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.

•    The notes will be issued in U.S. dollars unless we specify otherwise in the applicable pricing supplement.

•    The notes will be senior.

•    The notes may be either callable by us or puttable by you.

•    Early redemption of the notes will be permitted or required in some instances if there are specified changes in United States taxation.

•    We may issue amortizing notes that pay a level amount in respect of both interest and principal amortized over the life of the note.

•    The notes may be issued either alone or as a part of a unit with any combination of other securities.

•    The notes will be issued in fully registered form and will be represented by either definitive notes or by a single global note.

•    If represented by a single global registered note, the notes either will be issued under the New Safekeeping Structure (“NSS”), in which case the notes may be Eurosystem eligible, or will be issued under the Classic Safekeeping Structure (“CSS”), in which case the notes will not be Eurosystem eligible.

•   We may from time to time, without your consent, create and issue additional notes with the same terms as notes previously issued so that they may be combined with the earlier issuance.

Forms of securities

The securities that we offer under our Series J and Series K program will be issued in fully registered form and will be represented either by a global security or by certificates issued in definitive form, as set forth in the applicable pricing supplement.

Notes issued in global registered form may be issued either under the NSS or CSS. Notes issued under the NSS will be registered in the name of a nominee of a common safekeeper (“CSK”) for Euroclear Bank SA/NV and Clearstream Banking S.A. Notes issued under the CSS will be registered in the name of a nominee of a common depositary. The European Central Bank has announced that notes issued under the NSS will be in compliance with the “Standards for the use of EU securities settlement systems in ESCB credit operations” of the Eurosystem, provided that certain other criteria are fulfilled. If such other eligibility criteria are fulfilled, notes issued under the NSS will be Eurosystem eligible. Notes issued under the CSS will not be Eurosystem eligible.

Description of Notes

Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the accompanying prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Debt Securities” in the accompanying prospectus. The term “Senior Debt Indenture” used in this section is defined in the section “Description of Debt Securities—Indentures” in the accompanying prospectus. If a note is offered as part of a unit, investors should also review the information in “Description of Units” in the accompanying prospectus.

General Terms of Notes

We will issue notes under the Senior Debt Indenture. The Series J and Series K medium-term notes issued under that indenture, together with our Series I global medium-term notes, referred to below under “Plan of Distribution (Conflicts of Interest),” will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series. We may create and issue additional notes with the same terms as previous issuances of Series J or Series K medium-term notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

Ranking. Notes issued under the Senior Debt Indenture will be our unsecured indebtedness and will:

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to all existing or future liabilities of our subsidiaries.

As of September 30, 2023, we had approximately $231.0 billion of senior long-term borrowings. The Senior Debt Indenture does not limit the amount of additional indebtedness that we may incur.

Notes issued under the Senior Debt Indenture constitute “loss-absorbing capacity” within the meaning of the final rules issued by the Board of Governors of the Federal Reserve System. We are a parent holding company and have no operations and depend on dividends, distributions and other payments from our subsidiaries to fund our debt obligations (including the notes). Under a support agreement that we have entered with our material subsidiaries, upon the occurrence of a resolution scenario, including a single-point-of-entry resolution strategy as contemplated in our resolution plan, we would be obligated to contribute or loan on a subordinated basis all of our material assets, other than shares in our subsidiaries and certain intercompany payables, to provide capital and liquidity, as applicable, to our material subsidiaries. That obligation will be secured, in accordance with an amended and restated secured support agreement, on a senior basis by our assets (other than shares in our subsidiaries). As a result, claims of our material subsidiaries against our assets (other than shares in our subsidiaries) will be effectively senior to our unsecured obligations, including the notes which would be at risk of absorbing our and our subsidiaries’ losses.

Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of our Series J and Series K medium-term notes to the extent applicable:

•	the specific designation of the notes;

•	the issue price (price to public);

•	the aggregate principal amount;

•	the denominations or minimum denominations;

•	the original issue date;

•	the stated maturity date and any terms related to any extension of the maturity date;

•	whether the notes are fixed rate notes, floating rate notes, notes with original issue discount and/or amortizing notes;

•	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•	for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

•	if the note is an amortizing note, the amortization schedule;

•	whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

•	the terms on which early redemption of the notes will be permitted or required in some instances if there are specified changes in United States taxation;

•	whether payments on the notes will be increased to offset the effect of any deduction for U.S. withholding taxes;

•	if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including any exchange controls affecting that specified currency;

•	whether the notes, if issued in global registered form, will be issued under the NSS, and therefore may be Eurosystem eligible, or under the CSS, and therefore will not be Eurosystem eligible;

•	whether the notes will be listed on any stock exchange or other relevant authority; and

•	any other terms on which we will issue the notes.

Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

A “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or in London or (b) for notes denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for notes denominated in Australian dollars, in Sydney, and (ii) for notes denominated in euro, that is also a TARGET Settlement Day.

“Clearstream, Luxembourg” means Clearstream Banking S.A.

“Euroclear” means Euroclear Bank SA/NV.

An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

For any definitive registered note, the “record date” for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day; provided, however, that any interest payable at maturity shall be payable to the person to whom the payment at maturity shall be payable. For any global registered note, the “record date” for any interest payment date is the date one clearing system business day before such interest payment date, where “clearing system business day” means a day on which each clearing system for which such global registered note is being held is open for business; provided, however, that any interest payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

“T2” means the real-time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Settlement Day” means any day on which T2 is open for the settlement of payment in euro.

References in this prospectus supplement to “U.S. dollars” and “U.S.$” and “$” are to the currency of the United States of America, all references to “pounds sterling” and “₤” are to the currency of the United Kingdom, all references to “Japanese Yen” and “¥” are to the currency of Japan and all references to “Australian dollars” and “AUD” are to the currency of the Commonwealth of Australia.

References in this prospectus supplement to “euro” and “€” are to the single currency introduced at the commencement of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended.

Forms of Notes

We will offer the notes on a continuing basis and will issue notes, either alone or as part of a unit, in fully registered form that will be represented either by a global security or by certificates issued in definitive form, in each case without coupons. Notes issued in global registered form may be issued either under the NSS or CSS. Notes issued under the NSS will be registered in the name of a nominee of a CSK for Euroclear Bank SA/NV and Clearstream Banking S.A. Notes issued under the CSS will be registered in the name of a nominee of a common depositary. Notes issued under the NSS will be Eurosystem eligible if certain other eligibility criteria are fulfilled. Notes issued under the CSS will not be Eurosystem eligible.

Denominations. We will issue the notes:

•	for U.S. dollar-denominated notes, in denominations of U.S.$1,000 or any amount greater than U.S.$1,000 that is an integral multiple of U.S.$1,000, unless otherwise specified in the applicable pricing supplement; or

•	for notes denominated in a specified currency other than U.S. dollars, unless otherwise specified in the applicable pricing supplement, in denominations of the equivalent of U.S.$1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “Description of Debt Securities—Interest and Principal Payments—Unavailability of Foreign Currency” in the accompanying prospectus, on the business day immediately preceding the date of issuance.

New York Law to Govern. The notes will be governed by, and construed in accordance with, the laws of the State of New York.

Exchange and Transfer

We have initially designated The Bank of New York Mellon, London Branch (as successor to JPMorgan Chase Bank, N.A., London Branch), as a transfer and paying agent for the notes and as our principal paying agent for the notes outside the United States. We may at any time appoint additional transfer agents for the notes and may appoint additional paying agents for the notes outside the United States. In the case of Series J notes which are admitted to listing or trading by any listing authority, stock exchange and/or quotation system, and where the rules of such listing authority, stock exchange and/or quotation system so require, we will maintain a transfer agent and a paying agent in the jurisdiction of such listing authority, stock exchange and/or quotation system.

You may present notes for registration of transfer or exchange at the offices of the registrar or at the offices of any transfer agent that we designate. We have initially designated The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as our registrar and transfer agent for the notes and as our paying agent for notes in the United States. All references to a registrar will include any successor registrar that we appoint. We can rescind our initial designation of the registrar or a transfer agent at any time. However, so long as any notes remain outstanding, we will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where notes may be presented for registration of transfer and exchange.

We will not be required to:

•	register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the first publication or other transmission, if applicable, of the relevant notice of redemption, or if notes are outstanding and there is no publication, the mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any note selected for redemption or surrendered for optional repayment, in whole or in part, except the unredeemed or unpaid portion of that note being redeemed or repaid in part.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

Interest and Principal Payments

We describe how principal and interest payments are made on the notes under “Description of Debt Securities—Interest and Principal Payments” in the accompanying prospectus.

Unavailability of Foreign Currency. We describe how we will meet our obligations under the notes if the relevant specified currency is not available to us for making payments of principal of, premium, if any, or interest, if any, on any note and how this might occur under “Description of Debt Securities—Interest and Principal Payments—Unavailability of Foreign Currency” in the accompanying prospectus.

Unclaimed Principal, Premium or Interest. If money is paid by us and held by the applicable trustee or any paying agent for payment of the principal, premium, if any, or interest, if any, on any notes that remain unclaimed at the end of two years after that principal, premium, if any, or interest, if any, has become due and payable, whether at maturity or upon call for redemption or otherwise:

•	the trustee or the paying agent will notify the holders of the notes that money will be repaid to us and any person claiming that money will thereafter look only to us for payment, and

•	that money will be repaid to us.

Upon repayment, the trustee or the paying agent for that money will not be liable for the money. However, our obligation to pay the principal of, premium, if any, or interest on, the notes as they become due will not be limited in any way.

Discount Notes. Some notes may be issued with original issue discount, which must be included in income for U.S. federal income tax purposes at a constant yield. We refer to these notes as “discount notes.” See the discussion under “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Discount Notes” below. In the event of a redemption or repayment of any discount note or if any discount note is declared to be due and payable immediately as described under “Description of Debt Securities—Events of Default” in the accompanying prospectus, the amount of principal due and payable on that note will be limited to:

•	the aggregate principal amount of the note multiplied by the sum of

o	its issue price, expressed as a percentage of the aggregate principal amount, plus

o	the original issue discount accrued from the interest accrual date to the date of redemption, repayment or declaration, expressed as a percentage of the aggregate principal amount.

For purposes of determining the amount of original issue discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a discount note, original issue discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable discount note (with ratable accruals within a compounding period), and an assumption that the maturity of a discount note will not be accelerated. If the period from the date of issue to the first interest payment date for a discount note (the “initial period”) is shorter than the compounding period for the discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable original issue discount described above may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain notes may be issued at a discount, but not be treated as having original issue discount within the meaning of the Code, and notes other than discount notes may be treated as issued with original issue discount for federal income tax purposes. See the discussion under “United States Federal Taxation” in the accompanying prospectus and “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Discount Notes” below. See the applicable pricing supplement for any special considerations applicable to these notes.

Redemption and Repurchase of the Notes

Optional Redemption by Morgan Stanley. The pricing supplement will indicate either that the notes cannot be redeemed prior to maturity, other than as provided under “Tax Redemption” below, or will indicate the terms of our option to redeem the notes.

Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on a date specified prior to its maturity date.

Other General Terms of the Notes

We describe generally how principal and interest payments on the notes are made, how exchanges and transfers of the notes are effected, how fixed and floating rates of interest on the notes are calculated and how redemption of the notes may be effected by us or our repurchase of the notes may be required by you under “Description of Debt Securities” in the accompanying prospectus. The specific terms of any notes that we offer will be included in the applicable pricing supplement.

Tax Redemption

If specified in the applicable pricing supplement, the notes may be redeemed as a whole at our option at any time prior to maturity, if we determine that, as a result of:

•	any change in or amendment to the laws (including a holding, judgment or order by a court of competent jurisdiction), or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation, or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

which change or amendment occurs, becomes effective or, in the case of a change in official position, is announced on or after the date of the pricing supplement in connection with the issuance of the notes or any other date specified in the applicable pricing supplement, we have or will become obligated to pay additional amounts (as defined below under “—Payment of Additional Amounts”) with respect to the notes as described below under “—Payment of Additional Amounts.” The redemption price will be equal to 100% of the principal amount of the notes, except as otherwise specified in the applicable pricing supplement or unless the note is a mandatorily exchangeable note, together with accrued interest to the date fixed for redemption. See “Description of Notes—Exchangeable Notes—Payments upon Acceleration of Maturity or upon Tax Redemption” for information on mandatorily exchangeable notes.

Prior to giving notice of tax redemption pursuant to this paragraph, we will deliver to the applicable trustee:

•	a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	an opinion of independent legal counsel satisfactory to the trustee to the effect that we are entitled to effect the redemption based on the statement of facts set forth in the certificate.

Morgan Stanley will give notice of any tax redemption. Notice of tax redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption or within the redemption notice period specified in the applicable pricing supplement. The date and the applicable redemption price will be specified in the notice, which will be given in accordance with “—Notices” below.

However, no notice of tax redemption will be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment on the notes were then due. We refer to the date on which the certificate is delivered to the trustee as the “redemption determination date.”

Payment of Additional Amounts

If specified in the applicable pricing supplement, we will pay, subject to the exceptions and limitations set forth below, any additional amounts, which we refer to as the “additional amounts,” to the registered holders of any note who is a U.S. Alien as may be necessary in order that every net payment of the principal of and interest on such note and any other amounts payable on such note, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of that payment by the United States, or any political subdivision or taxing authority of or in the United States, will not be less than the amount provided for in the note to be then due and payable.

We will not, however, make any payment of additional amounts for or on account of:

•	any present or future tax, assessment or other governmental charge that would not have been so imposed but for

o	the existence of any present or former connection between the holder or the beneficial owner of such note, or between a fiduciary, settlor, beneficiary, member or shareholder thereof, if the holder or the beneficial owner is an estate, a trust, a partnership or a corporation for U.S. federal income tax purposes, and the United States, including, without limitation, the holder or the beneficial owner, or the fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in the conduct of a trade or business or present in the United States or having, or having had, a permanent establishment in the United States; or

o	the presentation by or on behalf of the holder of such note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of such note is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax, assessment or governmental charge;

•	any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner’s past or present status as a controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax or as a private foundation or other tax-exempt organization;

•	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of such note;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, such note, if payment can be made without withholding by at least one other paying agent;

•	any tax, assessment or other governmental charge imposed solely because the holder or the beneficial owner (1) is a bank purchasing such note in the ordinary course of its lending business or (2) is a bank that is neither (A) buying such note for investment purposes nor (B) buying such note for resale to a third party that either is not a bank or holding such note for investment purposes only;

•	any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed or collected pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any intergovernmental agreements entered into in connection with the implementation of such sections of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code;

•	any tax, assessment or other governmental charge imposed pursuant to Section 871(m) of the Code and any applicable Treasury regulations promulgated thereunder or published administrative guidance implementing such section;

•	any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner’s past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a direct or indirect subsidiary of ours; or

•	any combination of the above.

Nor will we pay additional amounts with respect to any payment on a note to a U.S. Alien who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States (or any political subdivision of the United States) to be included in the income, for tax purposes, of a beneficiary of, or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner held its interest in the note directly.

As used in this prospectus supplement, the term “U.S. Alien” means any person who is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

Replacement of Notes

At the expense of the holder, we may, in our discretion, replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes must be delivered to the applicable trustee, the principal paying agent or the registrar, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the principal paying agent, the registrar and the applicable trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar and the applicable trustee may be required before a replacement note will be issued.

Notices

We will mail notice to each holder of a note by first class mail, postage prepaid. The notice will be mailed to the respective address of each holder as that address appears upon our books.

Notes Offered as Part of a Unit

Notes may be offered alone or as part of a unit. If a note is offered as part of a unit, investors should carefully read the general terms and provisions of our units in “Description of Units” in the accompanying prospectus. The pricing supplement will add specific terms for each issuance of units and may modify or replace any of the information in “Description of Units” in the accompanying prospectus. If a note is offered as part of a unit, investors should also review the information in “Description of Debt Securities” in the accompanying prospectus and in “Description of Notes” in this prospectus supplement.

United States Federal Taxation

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the notes. This discussion applies to you only if you are an initial investor in the notes who:

•	purchases the notes at the “issue price,” which will equal the first price at which a substantial amount of the notes is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	holds the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

Subject to any additional discussion in the applicable pricing supplement or product supplement (the “applicable supplement”), it is expected, and the discussion below assumes, that, for U.S. federal income tax purposes, the issue price of a note is equal to its stated issue price indicated in the applicable supplement.

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and certain traders in securities or commodities;

•	investors holding the notes as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of a note to you.

We will not attempt to ascertain whether any issuer of any shares to which a note relates (such shares hereafter referred to as “Underlying Shares”) is treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If any issuer of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or retirement of a note. If a U.S. Holder owns or is deemed to own an equity interest in a PFIC for any taxable year, the U.S. Holder would generally be required to file Internal Revenue Service (“IRS”) Form 8621 with its annual U.S. federal income tax return for that year, subject to certain exceptions. Failure to timely file the form may extend the time for tax assessment by the IRS. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer of Underlying Shares is or becomes a PFIC or USRPHC.

This summary also does not address the U.S. federal income tax consequences of the ownership or disposition of any Underlying Shares (whether or not the issuer of the Underlying Shares is treated as a PFIC or USRPHC) received by a holder upon the maturity (or acceleration), exchange or exercise of a note. You should consult your tax adviser regarding the potential U.S. federal income tax consequences of the ownership or disposition of any Underlying Shares received upon the maturity (or acceleration), exchange or exercise of a note. In addition, this summary does not address any alternative minimum tax consequences, special tax accounting rules under Section 451 of the Code or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of notes should consult their tax advisers with regard to the application of the U.S. federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal taxation contained in the applicable supplement. Accordingly, you should also consult the applicable supplement for any additional discussion of U.S. federal taxation with respect to the specific notes offered thereunder.

General

This discussion only addresses notes treated as debt instruments for U.S. federal income tax purposes. The U.S. federal tax consequences of an investment in notes that are not treated as debt instruments will be set forth in the applicable supplement.

The discussion below is subject to, and should be read in conjunction with, the discussion below under “Possible Taxable Events.”

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes.

Except as otherwise provided in the applicable supplement, and subject to the discussion above concerning the possible application of Section 897 of the Code and the discussions below concerning Section 871(m) of the Code and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of amounts paid (including original issue discount, if any) on a note, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code;

•	if the note is linked to commodities, securities or other property (including indices of such property), such property is actively traded; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of the note (or a financial institution holding the note on behalf of the beneficial owner) furnishes to the applicable withholding agent an applicable IRS Form W-8, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should be aware that a note that is treated as debt for U.S. federal estate tax purposes generally will not be treated as U.S.-situs property subject to U.S. federal estate tax if payments on the note, if received by the decedent at the time of death, would not have been subject to U.S. federal withholding or income tax because of the exemption from withholding of “portfolio interest.”

Contingent payment notes that are not treated as debt obligations may constitute U.S. situs property subject to U.S. federal estate tax.

If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the notes.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) impose a withholding tax of 30% (or lower treaty rate applicable to dividends) on certain “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Subject to the discussion below concerning notes issued before January 1, 2025, a note linked to U.S. equities or indices that include U.S. equities (a “U.S. equity linked security”) will generally be subject to the Section 871(m) withholding regime if on the calculation date it (i) has a “delta” of 0.80 or higher with respect to the underlying U.S. equity or (ii) substantially replicates the economic performance of the underlying U.S. equity, as determined by a “substantial equivalence” test that, among other factors, takes into account the initial number of shares of the underlying U.S. equity needed to hedge the transaction fully. The tests described above are set forth in the regulations, and the applicable test will depend on the terms of the relevant U.S. equity linked securities. Under these rules, withholding may apply even where the relevant U.S. equity linked securities do not provide for any payment that is explicitly linked to a dividend. The regulations provide for certain exceptions to the withholding requirements, in particular for instruments linked to certain broad-based indices (a “qualified index”) that meet standards set forth in the regulations, as well as certain securities that track a qualified index.

Under an IRS notice, Section 871(m) will not apply to notes issued before January 1, 2025 that do not have a “delta” of one with respect to any U.S. equity. If the terms of a U.S. equity linked security are subject to a

“significant modification” (as described below under “Possible Taxable Events”), the U.S. equity linked security will generally be treated as reissued for this purpose at the time of the significant modification.

The calculations of “delta” are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of the note, i.e., when all material terms have been agreed on, and (ii) the issuance of the note. However, if the time of pricing is more than 14 calendar days before the issuance of the note, the calculation date is the date of the issuance of the note. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the issuance of the note. As a result, a Non-U.S. Holder should acquire such a note only if it is willing to accept the risk that the note is treated as subject to withholding.

The amount of a “dividend equivalent” is equal to, for a “simple” contract, the product of (a) the per-share dividend amount, (b) the number of shares of the underlying U.S. equity referenced in the U.S. equity linked security and (c) the delta, and, for a “complex” contract, the product of (a) the per-share dividend amount and (b) the initial hedge.

The dividend equivalent amount will be determined on the earlier of (a) the record date of the dividend and (b) the day prior to the ex-dividend date. The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If a U.S. equity linked security is subject to withholding in respect of dividend equivalents, withholding will, depending on the applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on the relevant U.S. equity linked security or upon the date of maturity, lapse or other disposition thereof by the Non-U.S. Holder.

We will determine whether any U.S. equity linked securities are subject to withholding under Section 871(m). If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

The regulations provide that Non-U.S. Holders of a potential Section 871(m) transaction are entitled to receive certain information in respect thereof. The applicable pricing supplement will provide further guidance on how Non-U.S. Holders may obtain such information.

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on the Non-U.S. Holder’s particular circumstances. For example, the application of Section 871(m) may be affected if a Non-U.S. Holder enters into another transaction in connection with the acquisition of a U.S. equity linked security. Accordingly, Non-U.S. Holders should consult their tax advisers regarding the potential application of Section 871(m) to the notes in their particular circumstances.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes as well as in connection with the proceeds from a sale, exchange or other disposition of the notes. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “—Notes—Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or dividends (including dividend equivalents) or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to any payment of U.S.-source FDAP income and any payment of gross proceeds of the disposition (including upon retirement) of the notes. However, under proposed Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) no withholding will apply to payments of gross proceeds (other than amounts treated as FDAP income). If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the notes.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means, a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Stated Interest. Unless otherwise specified in the applicable supplement and subject to the discussions below, stated interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Special rules governing the treatment of interest paid with respect to discount notes, short-term notes, floating rate notes, foreign currency notes, foreign currency contingent payment notes and contingent payment notes are described under “—Discount Notes,” “—Short-Term Notes,” “—Floating Rate Notes,” “—Foreign Currency Notes,” “—Foreign Currency Contingent Payment Notes” and “—Contingent Payment Notes” below.

Discount Notes

General. A note (other than a short-term note, a contingent payment note or a foreign currency contingent payment note, all as defined below) that is issued at an issue price less than its “stated redemption price at maturity” will be considered to have been issued with “original issue discount” for U.S. federal income tax purposes (and will be referred to in this discussion as a “discount note”) unless the note satisfies a de minimis threshold (as defined below). The “stated redemption price at maturity” of a note equals the sum of all payments required under the note other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable as a series of payments (other than in debt instruments of Morgan Stanley) at least annually during the entire term of the note. For a note that provides for interest only at a fixed rate payable at least annually, qualified stated interest is equal to the outstanding principal balance of the note multiplied by the single fixed rate of interest. Subject to the discussion below under “—Notes Subject to Early Redemption,” if a note provides for more than one fixed rate of stated interest, interest payable at the lowest stated fixed rate generally is qualified stated interest and the excess, if any, is included in the stated redemption price at maturity for purposes of determining whether the note will be issued with original issue discount. See “—Floating Rate Notes” below with regard to qualified stated interest in the case of floating rate notes. The amount of original issue discount is equal to the excess of the stated redemption price at maturity over the issue price.

A note will not be considered to have original issue discount if the difference between the note’s stated redemption price at maturity and its issue price is less than a de minimis amount, defined by applicable Treasury regulations as ¼ of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity or, in the case of an installment obligation (as defined by applicable Treasury regulations), the weighted average maturity. The weighted average maturity is the sum of the following amounts determined for each payment under the note other than a payment of qualified stated interest: (i) the number of complete years from the issue date of the note until the payment is made, multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the note’s stated redemption price at maturity.

A U.S. Holder of discount notes will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting for U.S. federal income tax purposes. U.S. Holders of discount notes will be required to include original issue discount in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, without regard to the timing of the receipt of cash payments attributable to this income. Under this method, U.S. Holders of discount notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder may make an election to include in gross income all interest that accrues on any note (including stated interest, original issue discount and de minimis original issue discount, as adjusted by any amortizable bond premium (as defined below)) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). Such election may be revoked only with the permission of the IRS.

Additional rules applicable to discount notes that are denominated in a specified currency other than the U.S. dollar, or have payments of interest or principal determined by reference to the value of one or more currencies other than the U.S. dollar, are described under “—Foreign Currency Notes” below.

Notes Subject to Early Redemption. A note subject to redemption prior to maturity may be subject to rules that differ from the general rules described above for purposes of determining the yield and maturity of the note (which may affect whether the note is treated as issued with original issue discount and, if so, the timing of accrual of the original issue discount). Under applicable Treasury regulations, we will generally be presumed to exercise an unconditional option to redeem a note if the exercise of the option will lower the yield on the note. Conversely, you will generally be presumed to exercise an unconditional option to require us to repurchase a note if the exercise of the option will increase the yield on the note. If such an option is not in fact exercised, the note will be treated, solely for purposes of calculating original issue discount, as if it were redeemed and a new note were issued on the presumed exercise date for an amount equal to the note’s “adjusted issue price” on that date. A note’s “adjusted issue price” is defined as the sum of its issue price and the aggregate amount of previously accrued original issue discount, less any prior payments on the note other than payments of qualified stated interest.

Under these rules, if a note provides for a fixed rate of interest that increases over the term of the note, the note’s issue price is not below its stated principal amount and we have an option to redeem the note for an amount equal to the stated principal amount (plus accrued interest, if any) on or prior to the first date on which an increased rate of interest is in effect, the yield on the note will be lowered if we redeem the note before the initial increase in the interest rate, and therefore our redemption option will be treated as exercised. Since the note will therefore be treated as if it were redeemed and reissued prior to the initial increase in the interest rate, the note will not be treated as issued with original issue discount. If a note is not treated as issued with original issue discount and if, contrary to the presumption in the applicable Treasury regulations, we do not redeem the note before the initial increase in the interest rate, the same analysis will apply to all subsequent increases in the interest rate. This means that the note that is deemed reissued will be treated as redeemed prior to any subsequent increase in the interest rate, and therefore as issued without original issue discount. If the actual remaining term of a note is one year or less at the time of a deemed reissuance, it is possible that the deemed reissued note would be treated as a short-term debt instrument. See “—Short-Term Notes” below. While a note with a deemed remaining term of one year or less based on the presumed exercise of an option should not be treated as a short-term debt instrument, the IRS or a court might treat the stated interest payable on the note as original issue discount instead of qualified stated interest during that deemed remaining term. You should consult your tax adviser regarding this uncertainty.

Floating Rate Notes

General. A floating rate note that may be offered under this prospectus supplement will qualify as a “variable rate debt instrument” for U.S. federal income tax purposes if:

•	the issue price does not exceed the total noncontingent principal payments due under the floating rate note by more than a specified de minimis amount;

•	it provides for stated interest, paid or compounded at least annually, at current values of:

o	one or more qualified floating rates,

o	a single fixed rate and one or more qualified floating rates,

o	a single objective rate, or

o	a single fixed rate and a single objective rate that is a qualified inverse floating rate, each as defined in the applicable Treasury regulations; and

•	certain other conditions, as set forth in the applicable Treasury regulations, are satisfied.

In general, a “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the floating rate note is denominated. For example, the commercial paper rate, the SOFR rate and the CMT rate will generally be treated as qualified floating rates. In general, a variable rate is not a “qualified floating rate” if it is subject to (i) a restriction or restrictions on the maximum stated interest rate (a “cap”), (ii) a restriction or restrictions on the minimum stated interest rate (a “floor”), (iii) a restriction or restrictions on the amount of increase or decrease in the stated interest rate (a “governor”), or (iv) any other restrictions similar to (i), (ii) and (iii). Notwithstanding the preceding sentence, the following restrictions will not cause a variable rate to fail to be a “qualified floating rate”:

•	a cap, floor, or governor that is fixed throughout the term of the floating rate note;

•	a cap or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly less than the expected yield determined without the cap;

•	a floor or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly more than the expected yield determined without the floor; or

•	a governor or similar restriction that is not reasonably expected as of the issue date to cause the yield on the floating rate note to be significantly more or significantly less than the expected yield determined without the governor.

In general, an “objective rate” is a rate that is not itself a qualified floating rate but that is determined using a single fixed formula that is based on objective financial or economic information. A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

Unless otherwise provided in the applicable supplement, it is expected, and the discussion below assumes, that a floating rate note will qualify as a “variable rate debt instrument.” If a floating rate note with a term of more than one year (after taking into account the last possible day that the note could be outstanding under its terms) does not qualify as a “variable rate debt instrument,” then such a floating rate note will generally be treated as a “contingent payment debt instrument.” For a description of the treatment of “contingent payment debt instruments,” see the discussion under “—Contingent Payment Notes” below.

Floating Rate Notes that Provide for a Single Variable Rate. All stated interest on a floating rate note will constitute qualified stated interest and will be taxable accordingly (as described under “—Discount Notes—General” above) if:

•	the floating rate note provides for stated interest at a single variable rate throughout the term thereof; and

•	the stated interest on the floating rate note is unconditionally payable in cash or other property (other than debt instruments of Morgan Stanley) at least annually.

Thus, such a floating rate note will generally not be treated as issued with original issue discount unless the floating rate note is issued at an issue price below its stated principal amount and the difference between the issue price and the stated principal amount is equal to or greater than a specified de minimis amount, as defined above under “—Discount Notes—General.” For this purpose, and for purposes of the discussion below under “—Floating Rate Notes that Provide for Multiple Rates,” if a floating rate note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate and if the variable rate on the floating rate note’s issue date is intended to approximate the fixed rate (which will be presumed to be the case if the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 0.25%), then the fixed rate and the variable rate together will constitute a single variable rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the floating rate note (which will be presumed to be the case for two or more qualified floating rates with values within 0.25% of each other as determined on the issue date) will be treated as a single qualified floating rate.

If a floating rate note that provides for stated interest at a single variable rate is issued with original issue discount, as discussed above, equal to or greater than a specified de minimis amount, the amount of qualified stated interest and the amount of original issue discount that accrues during an accrual period on such a floating rate note are determined under the rules applicable to fixed rate debt instruments, discussed under “—Discount Notes” above, by assuming that the variable rate is a fixed rate equal to:

•	in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or

•	in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the floating rate note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

Floating Rate Notes that Provide for Multiple Rates. In general, a floating rate note that provides for (i) multiple floating rates or (ii) one or more floating rates in addition to a single fixed rate (other than an initial fixed rate of the type described above in “—Floating Rate Notes that Provide for a Single Variable Rate”), will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the floating rate note. A floating rate note must be converted into an “equivalent” fixed rate debt instrument by substituting, for any qualified floating rate or qualified inverse floating rate provided for under the terms of the floating rate note, a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the floating rate note’s issue date. In the case of a floating rate note that provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the floating rate note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the floating rate note as of the floating rate note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for the substitute qualified floating rate or qualified inverse floating rate, as appropriate, rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the floating rate note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the floating rate note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument, and a U.S. Holder of the floating rate note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument, as described under “—Discount

Notes” above. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest (or, in certain circumstances, original issue discount) assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the floating rate note during the accrual period.

Amortizable Bond Premium

If a U.S. Holder purchases a note (other than a contingent payment note or foreign currency contingent payment note, as defined below) for an amount that is greater than the sum of all amounts payable on the note other than qualified stated interest, the holder will be considered to have purchased the note with amortizable bond premium equal to such excess. Special rules may apply in the case of notes that are subject to optional redemption. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such holder’s income with respect to the note in that accrual period. A holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium previously amortized. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

If a holder makes a constant yield election (as described under “—Discount Notes” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid qualified stated interest. Amounts attributable to accrued but unpaid qualified stated interest are treated as interest as described under “—Payments of Stated Interest” above. A U.S. Holder’s adjusted tax basis in a note will equal the cost of the note to the holder, increased by the amounts of any original issue discount previously included in income by the holder with respect to the note, and reduced by any principal payments received by the holder, by the amounts of any bond premium previously amortized by the holder and by the amounts of any other payments received by the holder that do not constitute qualified stated interest.

Except as described below or as otherwise provided in the applicable supplement, gain or loss recognized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Exceptions to this general rule apply in the case of a short-term note, to the extent of any accrued discount not previously included in the holder’s taxable income. See “—Short-Term Notes” below. In addition, other exceptions to this general rule apply in the case of certain foreign currency notes, foreign currency contingent payment notes and contingent payment notes. See the discussions under “—Foreign Currency Notes,” “—Foreign Currency Contingent Payment Notes” and “—Contingent Payment Notes” below.

Short-Term Notes

A note that matures (after taking into account the last possible date that the note could be outstanding under its terms) one year or less from its issue date will be treated as a “short-term note.” As described below, certain aspects of the tax treatment of short-term notes with certain features are uncertain. Holders of short-term notes should consult their tax advisers as to the U.S. federal income tax consequences of the ownership and disposition of such short-term notes.

Tax Treatment Prior to Maturity of the Short-Term Notes. Under the applicable Treasury regulations, a short-term note will be treated as being issued at a discount, the amount of which will be equal to the excess of the sum of all payments on the short-term note (including all stated interest and the supplemental redemption amount, if any) over its issue price. No payments on a short-term note are treated as qualified stated interest.

A U.S. Holder who is a cash-method taxpayer generally will not be required to include the discount in income as it accrues for U.S. federal income tax purposes unless the holder elects to do so. A U.S. Holder who is a cash-method taxpayer and does not make such election should generally include the stated interest payments on the short-term notes, if any, as ordinary income upon receipt. However, it is unclear, where a short-term note does not provide for the return of the principal amount under all circumstances, whether payments of stated interest should in all cases be required to be included in income on a current basis. Except in the case of stated interest payments, cash-method holders generally will not be required to recognize income with respect to the short-term notes prior to maturity, other than pursuant to a sale, exchange or redemption, as described below.

A U.S. Holder who is an accrual-method taxpayer (or that uses a cash method of tax accounting and has elected to include discount on short-term debt obligations as it accrues) generally will be required to include the discount in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the discount according to a constant yield method based on daily compounding.

Tax Treatment at Maturity of the Short-Term Notes. Upon the scheduled retirement of the short-term notes, if the amount of the payment on the notes exceeds a U.S. Holder’s adjusted tax basis in the notes, such excess should generally be treated as ordinary income. However, if the amount of the payment is less than the U.S. Holder’s adjusted tax basis in the short-term notes, the difference should be treated as a short-term capital loss. A U.S. Holder’s adjusted tax basis in a note will generally equal the U.S. Holder’s original purchase price for the note, increased by any discount that the U.S. Holder previously included in income but did not receive. A U.S. Holder that recognizes a loss that meets certain thresholds may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.

Sale, Exchange or Redemption of the Short-Term Notes. Upon a sale, exchange or redemption of a short-term note (other than at maturity), a U.S. Holder should recognize gain or loss in an amount equal to the difference between the amount received and the U.S. Holder’s adjusted tax basis in the note. Gain recognized upon a sale, exchange or retirement prior to maturity will be ordinary income to a cash-method U.S. Holder to the extent of accrued discount not yet taken into income, and otherwise will be treated as short-term capital gain. Any resulting loss will be treated as a short-term capital loss. A U.S. Holder that recognizes a loss that meets certain thresholds may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below. U.S. Holders should consult their tax advisers regarding the proper treatment of any gain or loss recognized upon a sale, exchange or retirement of a short-term note.

Tax Treatment of Short-Term Notes that Provide for a Supplemental Redemption Amount that is Not Fixed as of the Issue Date. Except as specifically stated below, the tax treatment of short-term notes that provide for a supplemental redemption amount or other amount that is not fixed as of the issue date (“contingent short-term notes”) is the same as described above for short-term notes. As described below, certain aspects of the tax treatment of contingent short-term notes are uncertain. Unless otherwise provided in the applicable supplement, due to the lack of governing authority regarding the proper method of accrual of discount on contingent short-term debt instruments, our counsel is expected to be unable to opine regarding issues identified below as uncertain or unclear. Although accrual-method holders, and cash-method holders that have elected to apply an accrual method of tax accounting to the short-term notes, generally are required to accrue the discount on the short-term notes in income, in the case of contingent short-term notes, because the supplemental redemption amount with respect to the contingent short-term notes is uncertain, it is unclear how such accruals should be determined. Additionally, in the case of contingent short-term notes, it is unclear whether or to what extent gain from a sale, exchange or redemption prior to maturity should be treated as capital gain or ordinary income. U.S. Holders should consult their tax advisers regarding the proper treatment of an investment in contingent short-term notes.

Interest on Indebtedness Incurred to Purchase the Short-Term Notes. A cash-method U.S. Holder who does not elect to apply an accrual method of tax accounting to the short-term notes will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the short-term notes until the U.S. Holder includes the discount on the notes in income or disposes of the notes in a taxable transaction. As noted above, however, there is no authority regarding the proper method of accrual of discount on short-term debt instruments such as contingent short-term notes. It is therefore unclear how, if at all, the rules regarding deferral of interest deductions would apply to contingent short-term notes. U.S. Holders should consult their tax advisers regarding these deferral rules.

Foreign Currency Notes

General. The following discussion describes certain special rules applicable to a U.S. Holder of notes (i) that are denominated in a specified currency other than the U.S. dollar or (ii) the payments of interest and principal on which are payable in (or determined by reference to) a specified currency other than the U.S. dollar, which we refer to as “foreign currency notes.” For a description of the treatment of foreign currency notes that provide for contingent payments or for payments made in or determined by reference to multiple currencies, see the discussion under “—Foreign Currency Contingent Payment Notes” below.

The rules applicable to notes that are denominated in a currency other than the U.S. dollar could require gain or loss realized upon the sale, exchange or other disposition (including retirement) of the notes that is attributable to fluctuations in currency exchange rates (“foreign currency gain or loss”) to be recharacterized as ordinary income or loss. The rules applicable to foreign currency notes are complex and their application may depend on the holder’s particular U.S. federal income tax situation. For example, various elections are available under these rules, and whether a holder should make any of these elections may depend on the holder’s particular U.S. federal income tax situation. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency notes.

Payments of Interest on Foreign Currency Notes. A U.S. Holder who uses the cash method of accounting for U.S. federal income tax purposes and who receives a payment of qualified stated interest (or who receives proceeds from a sale, exchange or other disposition (including retirement) attributable to accrued qualified stated interest) in a foreign currency with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment regardless of whether the payment is in fact converted to U.S. dollars at that time, and this U.S. dollar value will be the U.S. Holder’s tax basis in the foreign currency. A cash-method holder who receives a payment of qualified stated interest in U.S. dollars should include the amount of this payment in income upon receipt. To the extent that a cash-method holder is required to accrue original issue discount on a foreign currency note, rules similar to the rules described in the following paragraph will apply with respect to the original issue discount.

In the case of a U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes, the holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount, but reduced by amortizable bond premium to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. Alternatively, a U.S. Holder may elect to translate interest income (including original issue discount) for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. In addition to the interest income accrued as described above, the U.S. Holder will recognize foreign currency gain or loss as ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest are actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, where a holder receives U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above).

Original Issue Discount and Amortizable Bond Premium on Foreign Currency Notes. Original issue discount and amortizable bond premium (each as defined above) on a foreign currency note are to be determined in the relevant foreign currency. If an election to amortize bond premium is made, amortizable bond premium taken into account on a current basis will reduce interest income in units of the relevant foreign currency. Foreign currency gain or loss is realized on amortized bond premium with respect to any period by treating the bond premium amortized in the same period as a return of principal that is treated in the same manner as on the sale, exchange or retirement of the foreign currency note (as discussed below). Any foreign currency gain or loss will be ordinary income or loss as described below.

Tax Basis in Foreign Currency Notes. A U.S. Holder’s tax basis in a foreign currency note, and the amount of any subsequent adjustment to the holder’s tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A U.S. Holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

Sale, Exchange or Retirement of Foreign Currency Notes. Foreign currency gain or loss recognized upon the sale, exchange or retirement of a foreign currency note will be ordinary income or loss that will not be treated as interest income or expense. The amount of foreign currency gain or loss generally will equal the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price (excluding any amortizable bond premium previously accrued) in the foreign currency of the note, determined on the date the payment is received in exchange for the note or the note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder’s purchase price (excluding any amortizable bond premium previously accrued) in the foreign currency of the note, determined on the date the U.S. Holder acquired the note. Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes described above. Foreign currency gain or loss realized upon the sale, exchange or retirement of any foreign currency note will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or retirement of the foreign currency note. Any gain or loss realized by a U.S. Holder in excess of the foreign currency gain or loss will be capital gain or loss (except in the case of a short-term note, to the extent of any discount not previously included in the holder’s income). If a U.S. Holder recognizes an ordinary loss upon a sale or other disposition of a foreign currency note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.

A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of such sale, exchange or retirement. A cash-method taxpayer who buys or sells a foreign currency note that is traded on an established market is required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result with respect to such foreign currency from currency fluctuations between the trade date and the settlement of the purchase or sale. An accrual-method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations if such obligations are traded on an established securities market. This election cannot be changed without the consent of the IRS. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

Foreign Currency Contingent Payment Notes

General. The following discussion describes certain special rules applicable to a U.S. Holder of notes that (i) are denominated in a specified currency other than the U.S. dollar or the payments of interest and principal on which are payable in (or determined by reference to) a specified currency other than the U.S. dollar and (ii) provide for contingent payments (such notes hereinafter referred to as “foreign currency contingent payment notes”). These notes will be subject to special rules that govern the tax treatment of foreign currency contingent payment notes under applicable Treasury regulations (the “foreign currency contingent debt regulations”).

Pursuant to the foreign currency contingent debt regulations, a U.S. Holder of a note will be required to accrue interest income on the note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. All determinations and computations required under the foreign currency contingent debt regulations (including our determination of the “comparable yield” and “projected payment schedule” for the note) will be made in the denomination currency of the note. The foreign currency contingent payment debt regulations provide that the denomination currency of notes that have principal or interest payments denominated in, or determined by reference to, more than one currency is the currency with the greatest value determined by comparing the value of the noncontingent and projected payments denominated in, or determined by reference to, each currency on the issue date, discounted to present value and, if necessary, translated into U.S. dollars at the spot rate on the issue date.

The foreign currency contingent debt regulations provide that a U.S. Holder must accrue into income original issue discount for U.S. federal income tax purposes for each accrual period prior to and including the maturity date of the note. The amount of original issue discount that a U.S. Holder must accrue for each accrual period is determined in the denomination currency by applying the “noncontingent bond method” to the note in the denomination currency and equals the product of:

•	the adjusted issue price (as defined below) of the note in the denomination currency as of the beginning of the accrual period;

•	the comparable yield (as defined below) of the note, adjusted for the length of the accrual period; and

•	a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the note and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a note is its issue price, increased by any interest income previously accrued (determined without regard to any net positive or net negative adjustments as described below), and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the note, each determined in the denomination currency.

The term “comparable yield” as used in the foreign currency contingent debt regulations is determined in the denomination currency and is equal to the greater of (i) the annual yield we would pay, as of the issue date, on a fixed rate debt instrument in the denomination currency with no contingent payments, but with terms and conditions otherwise comparable to those of the note, and (ii) a rate of interest that is analogous to the applicable federal rate that would be used if the U.S. dollar were the denomination currency.

The foreign currency contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments in the denomination currency (the “projected payment schedule”) on a note. This schedule must produce a yield to maturity that equals the comparable yield.

The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the note for U.S. federal income tax purposes. The comparable yield and the projected payment schedule will not constitute a projection or representation by us regarding the actual amounts that will be paid on the note.

Translation of Amounts Determined Under Noncontingent Bond Method. The accruals of interest computed with respect to a note in the denomination currency (adjusted by certain net positive or negative adjustments as described below) must be translated into U.S. dollars. The U.S. dollar value of the accrued income will be determined by translating the income at an average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at an average rate for the partial period within the taxable year. A U.S.

Holder may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year). A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Adjustments to Interest Accruals on the Notes. If, during any taxable year, a U.S. Holder of a note receives actual payments with respect to such note that, in the aggregate, exceed the total amount of projected payments for that taxable year, as determined in the denomination currency, the U.S. Holder will incur a “net positive adjustment” under the foreign currency contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year, translated into U.S. dollars at the spot rate on the last day of the taxable year in which the adjustment is taken into account or, if earlier, the date of a sale, exchange or retirement of the note.

If a U.S. Holder receives in a taxable year actual payments with respect to a note that, in the aggregate, are less than the amount of projected payments for that taxable year, as determined in the denomination currency, the U.S. Holder will incur a “net negative adjustment” under the foreign currency contingent debt regulations equal to the amount of such deficit. This net negative adjustment:

(i)	will first reduce interest on the note that otherwise would accrue in the denomination currency for that taxable year;

(ii)	to the extent of any excess after applying (i), will give rise to an ordinary loss to the extent of the U.S. Holder’s accrued but unpaid interest on the note in prior taxable years (translated into U.S. dollars at the spot rate used to translate interest in the relevant prior taxable year);

(iii)	to the extent of any excess after applying (i) and (ii), will give rise to an ordinary loss to the extent of the U.S. Holder’s accrued and paid interest on the note in prior taxable years (translated into U.S. dollars at the spot rate on the date the note was issued or, if later, acquired); and

(iv)	to the extent of any excess after applying (i), (ii) and (iii), will be treated as a net negative adjustment carryforward that will be applied to reduce interest accruals in subsequent years and the amount realized in the year of a sale, exchange or retirement of the note (in the denomination currency).

With respect to non-corporate U.S. Holders, a net negative adjustment is not treated as a miscellaneous itemized deduction (which for non-corporate U.S. Holders would be non-deductible or, for taxable years beginning in 2026, subject to the “two percent floor” limitation on deductibility).

Sale, Exchange or Retirement of Foreign Currency Contingent Payment Notes. Generally, the sale, exchange or retirement of a note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange or retirement of a note will be equal to the difference between the amount realized on the sale, exchange or retirement and such holder’s adjusted tax basis in the note. As discussed above, to the extent a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized in the denomination currency on the sale, exchange or retirement of the note.

A U.S. Holder’s adjusted tax basis in a note will equal the U.S. dollar cost as of the day the U.S. Holder purchased the note, increased by the U.S. dollar value of the holder’s total interest accruals with respect to the note (determined without regard to any adjustments to interest accruals as described above), translated as described above, and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the note (translated into U.S. dollars).

The amount realized on the sale, exchange or unscheduled retirement of a note is generally equal to the U.S. dollar value of cash and the fair market value of any other property received by the U.S. Holder, reduced by the amount of any net negative adjustment carryforward (translated into U.S. dollars). Any gain, other than foreign currency gain (as discussed below), will be treated as interest income. Any loss, other than foreign currency loss (as discussed below), will be treated as an ordinary loss to the extent of the excess of the holder’s total interest accruals over the total net negative adjustments previously taken into account as ordinary losses in respect of the note, and as a capital loss thereafter. If a U.S. Holder recognizes an ordinary loss upon a sale, exchange or retirement of a note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.

For purposes of determining the amount realized at maturity of a note, the U.S. Holder will be deemed to receive the projected amount of any contingent payment due on that date, reduced by the amount of any net negative adjustment carryforward. The projected amount is translated into U.S. dollars by translating the portion attributable to principal into U.S. dollars at the spot rate on the issue date and translating the portion attributable to accrued interest into U.S. dollars at the rates at which such amounts of interest were translated when accrued. To the extent that the actual amount a U.S. Holder receives at the maturity of a note is greater or less than the projected amount, a U.S. Holder will incur a net positive adjustment or a net negative adjustment, which will be treated as described above under “—Adjustments to Interest Accruals on the Notes.” To the extent that there is any net negative adjustment carryforward as described above under “—Adjustments to Interest Accruals on the Notes,” it will reduce the amount realized on the note (translated into U.S. dollars at the spot rate on the issue date of the note).

Foreign Currency Gain or Loss on Foreign Currency Contingent Payment Notes. A U.S. Holder may recognize foreign currency gain or loss with respect to a note when the U.S. Holder receives payments on the note. The amount of foreign currency gain or loss attributable to payments of interest previously accrued on the note is determined by translating the amount of interest received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the interest received into U.S. dollars at the rate at which such interest was accrued as described above. The amount of foreign currency gain or loss attributable to payments of principal is determined by translating the amount of principal received into U.S. dollars at the spot rate on the date of receipt and subtracting from such amount the amount determined by translating the principal received into U.S. dollars at the spot rate on the date the note was issued or, if later, acquired. For purposes of determining the amount of foreign currency gain or loss, the amount received (i) shall first be attributed to any net positive adjustment on the note that has not previously been taken into account and (ii) then to accrued but unpaid interest remaining after reduction by any net negative adjustment and (iii) any remaining amount shall be attributed to the principal.

Upon a sale, exchange or unscheduled retirement of a note, a U.S. Holder would also recognize foreign currency gain or loss. Payments received upon such a sale, exchange or unscheduled retirement of a note shall first be applied against the principal of the note and then against accrued but unpaid interest (and treated, in each case, as described in the preceding paragraph).

The total amount of foreign currency gain or loss on a note is equal to the sum of the foreign currency gains or losses on principal and interest, calculated as described above. Any such foreign currency gain or loss will be treated as ordinary income or loss. Prospective purchasers should consult their tax advisers regarding these rules. If a U.S. Holder recognizes an ordinary loss upon a sale or other disposition of a foreign currency contingent payment note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.

Special rules will apply if one or more contingent payments on a note become fixed. If one or more contingent payments on a note (determined in the denomination currency) become fixed more than six months prior to the date each such payment is due, a U.S. Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule (determined in the denomination currency), using the comparable yield as the discount rate in each case. If all remaining scheduled contingent payments on a note become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the note. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. A U.S. Holder’s tax basis in the note and the character of any gain or loss on the sale of the note will also be affected. U.S. Holders should consult their tax advisers concerning the application of these special rules.

Contingent Payment Notes

General. Unless otherwise noted in the applicable supplement, a note that provides for principal or interest determined by reference to commodities, securities or indices, other than a short-term note (see the discussion under “—Short-Term Notes” above) or a Foreign Currency Contingent Payment Note (see the discussion under “—Foreign Currency Contingent Payment Notes” above), will generally be treated as a “contingent payment debt instrument” for U.S. federal income tax purposes and will hereafter be referred to as a “contingent payment note.” As a result, the contingent payment notes will be subject to special rules that govern the tax treatment of debt obligations that are treated under applicable Treasury regulations (the “contingent debt regulations”) as providing for contingent payments.

Pursuant to the contingent debt regulations, a U.S. Holder of a contingent payment note will be required to accrue interest income on the contingent payment note on a constant yield basis, based on a comparable yield, as described below, regardless of whether such holder uses the cash or accrual method of accounting for U.S. federal income tax purposes. Accordingly, depending on the terms of the contingent payment notes, a U.S. Holder may be required to include interest in income each year in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the contingent payment note that equals the product of:

•	the adjusted issue price (as defined below) of the contingent payment note as of the beginning of the accrual period;

•	the comparable yield (as defined below) of the contingent payment note, adjusted for the length of the accrual period; and

•	a fraction, the numerator of which is the number of days during the accrual period that the U.S. Holder held the contingent payment note and the denominator of which is the number of days in the accrual period.

The “adjusted issue price” of a contingent payment note is its issue price, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made pursuant to the projected payment schedule described below (without regard to the actual amount paid).

The term “comparable yield” as used in the contingent debt regulations means the greater of (i) the annual yield we would pay, as of the issue date, on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the contingent payment notes, and (ii) the applicable federal rate.

The contingent debt regulations require that we provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the “projected payment schedule”) on the contingent payment notes. This schedule must produce a yield to maturity that equals the comparable yield.

For U.S. federal income tax purposes, a U.S. Holder is required under the contingent debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments thereto in respect of a note, unless the U.S. Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule will not be provided for any purpose other than to determine a U.S. Holder’s interest accruals and adjustments thereto in respect of the contingent payment notes for U.S. federal income tax purposes. They will not constitute a projection or representation by us regarding the actual amounts that will be paid on the contingent payment notes.

Adjustments to Interest Accruals on the Notes. If, during any taxable year, a U.S. Holder of a contingent payment note receives actual payments with respect to such contingent payment note that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. Holder will treat a net positive adjustment as additional interest income in that taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the contingent payment note that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment:

(i)	will first reduce the U.S. Holder’s interest income on the contingent payment note for that taxable year;

(ii)	to the extent of any excess after applying (i), will give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the contingent payment note during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments; and

(iii)	to the extent of any excess after applying (i) and (ii), will be carried forward as a negative adjustment to offset future interest income with respect to the contingent payment note or to reduce the amount realized on a sale, exchange or retirement of the contingent payment note.

With respect to non-corporate U.S. Holders, a net negative adjustment is not treated as a miscellaneous itemized deduction (which for non-corporate U.S. Holders would be non-deductible or, for taxable years beginning in 2026, subject to the “two percent floor” limitation on deductibility).

Generally, the sale, exchange or retirement of a contingent payment note will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a sale, exchange or retirement of a contingent payment note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any common stock received (the “amount realized”), from the sale, exchange or retirement of the contingent payment note and (b) the U.S. Holder’s adjusted tax basis in the contingent payment note. As discussed above, to the extent that a U.S. Holder has any net negative adjustment carryforward, the U.S. Holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange or retirement of the contingent payment note.

For purposes of determining the amount realized on the scheduled retirement of a contingent payment note, a U.S. Holder will be treated as receiving the projected amount of any contingent payment due at maturity. As previously discussed, to the extent that actual payments with respect to the contingent payment notes during the year of the scheduled retirement are greater or less than the projected payments for such year, a U.S. Holder will incur a net positive or negative adjustment, resulting in additional ordinary income or loss, as the case may be.

A U.S. Holder’s adjusted tax basis in a contingent payment note generally will be equal to the U.S. Holder’s original purchase price for the contingent payment note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the contingent payment note (without regard to the actual amount paid).

Gain recognized by a U.S. Holder upon a sale, exchange or retirement of a contingent payment note generally will be treated as ordinary interest income. Any loss will be ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary losses in respect of the contingent payment note, and thereafter capital loss (which will be long-term capital loss if the contingent payment note has been held for more than one year). The deductibility of capital losses is subject to limitations. If a U.S. Holder recognizes a loss upon a sale or other disposition of a contingent payment note and such loss is above certain thresholds, the holder may be required to file a disclosure statement with the IRS. See “—Disclosure Requirements” below.

Special rules will apply if one or more contingent payments on a contingent payment note become fixed. If one or more contingent payments on a contingent payment note become fixed more than six months prior to the date each such payment is due, a U.S. Holder will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case. If all remaining scheduled contingent payments on a contingent payment note become fixed substantially contemporaneously, a U.S. Holder will be required to make adjustments to account for the difference between the amounts treated as fixed and the projected payments in a reasonable manner over the remaining term of the contingent payment note. For purposes of the preceding sentence, a payment (including an amount payable at maturity) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. A U.S. Holder’s tax basis in the contingent payment note and the character of any gain or loss on the sale of the contingent payment note will also be affected. U.S. Holders should consult their tax advisers concerning the application of these special rules.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the notes and the payment of proceeds from a sale or other disposition of the notes, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with payments on the notes and the payment of proceeds from a sale or other disposition of the notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Disclosure Requirements

Applicable Treasury regulations require taxpayers that participate in certain “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, organizers and sellers of such transactions are required to maintain records, including lists identifying investors in the transaction, and must furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria. Whether an investment in a note constitutes a “reportable transaction” for any holder depends on the holder’s particular circumstances. Holders should consult their tax advisers concerning any possible disclosure obligation that they may have with respect to their investment in the notes and should be aware that we (or other participants in the transaction) may determine that the disclosure or investor list maintenance requirement applies to the transaction and comply accordingly with these requirements.

Possible Taxable Events

A change in the methodology by which an underlying index is calculated, a change in the components of an underlying index, the designation of a successor index or other similar circumstances resulting in a material change to a basket or an underlying asset or to the method by which amounts payable are determined on the notes could result in a “significant modification” of the affected notes.

A significant modification of the notes would generally result in the notes being treated as terminated and reissued for U.S. federal income tax purposes. In that event, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the notes, and your holding period for your notes could be affected. Moreover, depending on the facts at the time of the significant modification, the reissued notes could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the notes after the significant modification if you are a U.S. Holder, and potentially adverse withholding consequences if you are a Non-U.S. Holder.

You should consult your tax adviser regarding the consequences of a significant modification of the notes. Except where stated otherwise, the discussion herein assumes that there has not been a significant modification of the notes.

Plan of Distribution (Conflicts of Interest)

We are offering the Series J and Series K medium-term notes on a continuing basis through Morgan Stanley & Co. International plc (an affiliate of ours), which we refer to as the “agent.” We may also use other agents that will be named in the applicable pricing supplement. The agent has, or will have, agreed to use reasonable efforts to solicit offers to purchase the securities. We will have the sole right to accept offers to purchase the securities and may reject any offer in whole or in part. The agent may reject, in whole or in part, any offer it solicited to purchase securities. Unless otherwise specified in the applicable pricing supplement, we will pay the agent, in connection with sales of the securities resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from 0.125% to 0.750% of the initial offering price of the securities to be sold, depending upon the maturity of the securities. We and the agent will negotiate commissions for securities with a maturity of 30 years or greater at the time of sale.

We may also sell the securities to the agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement. The agent may resell the securities to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as the agent determines and as we will specify in the applicable pricing supplement. The agent may offer the securities it has purchased as principal to other dealers. The agent may sell the securities to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that the agent will receive from us. After the initial public offering of securities that the agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession, discount and other selling terms from time to time.

The agent may be deemed to be an “underwriter” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). We and the agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agent for specified expenses.

The agent may make a market in the securities or, if separable, any other securities included in units, as applicable laws and regulations permit. The agent is not obligated to do so, however, and the agent may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the securities or if separable, any other securities included in any units.

Underwriters, agents and dealers participating in offerings of the securities that are not our affiliates may presently or from time to time engage in business transactions with us, including extending loans to us.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on the securities. Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position for its own accounts. A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agent under any overallotment option. The agent can close out a covered short sale by exercising the overallotment option or purchasing these securities in the open market. In determining the source of securities to close out a covered short sale, the agent will consider, among other things, the open market price of these securities compared to the price available under the overallotment option. The agent may also sell these securities or any other securities in excess of the overallotment option, creating a naked short position. The agent must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities or any other securities in the open market to stabilize the price of the securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the agent repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. The agent is not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of the securities through the agent, we may issue other debt securities under the indenture referred to in this prospectus supplement similar to those described in this prospectus supplement. Those debt securities may include medium-term notes under our Series I prospectus supplement. We refer to those notes as “Series I medium-term notes.” The Series I medium-term notes may have terms substantially similar to the terms of the securities offered under this prospectus supplement. The Series I medium-term notes may be offered concurrently with the offering of the securities, on a continuing basis primarily in the United States by us, under a distribution agreement with Morgan Stanley & Co. LLC, as agent for us. The terms of that distribution agreement, which we refer to as the U.S. Distribution Agreement, are substantially similar to the terms of the distribution agreement for the offering of securities in the Series J and K program.

Other than with respect to the admission to listing, trading and/or quotation by such one or more listing authorities, stock exchanges and/or quotation systems as may be specified in the applicable pricing supplement, no action has been or will be taken in any country or jurisdiction by Morgan Stanley or the agent that would permit a public offering of any securities or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Persons into whose hands this prospectus supplement or any pricing supplement comes are required by Morgan Stanley and the agent to comply with all applicable laws and regulations in each country or jurisdiction in or from which they purchase, offer, sell or deliver securities or have in their possession or distribute such offering material, in all cases at their own expense.

With respect to sales of the notes in Canada, the notes may be sold only to purchasers that are: (i) not individuals; (ii) purchasing, or deemed under applicable securities legislation to be purchasing, as principal; (iii) “accredited investors,” as defined in National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) or subsection 73.3(1) of the Securities Act (Ontario), as applicable; and (iv) “permitted clients,” as defined in National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations. The distribution of the notes in Canada is being made on a private placement basis only and is therefore exempt from the requirement that Morgan Stanley prepares and files a prospectus with the relevant Canadian regulatory authorities.

Although Morgan Stanley is a “reporting issuer,” as such term is defined under applicable Canadian provincial securities legislation, in the provinces of British Columbia, Alberta, Saskatchewan, Québec and Newfoundland and Labrador, the certificate(s), if any, representing the notes will not carry the legend prescribed by Section 2.5(2) of National Instrument 45-102 – Resale of Securities nor will a written notice containing such legend restriction notation be delivered to any purchaser. Accordingly, the notes will not be or become freely tradeable in Canada, and any resale of the notes must be made in accordance with an exemption from, or pursuant to a transaction not subject to, the prospectus requirements of applicable Canadian provincial securities laws. Canadian purchasers are advised to seek legal advice prior to any resale of the notes.

Prospective investors in Canada are advised that your name and other specified information, including the number of notes you have purchased, may be disclosed to Canadian provincial securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian law. By purchasing any notes hereunder, you are deemed to have consented to the disclosure of that information.

Securities legislation in certain provinces of Canada provides purchasers of securities with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus (collectively, the “offering memorandum”) or any amendment to it contains a “misrepresentation” within the meaning of Canadian provincial securities legislation. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable Canadian provincial securities legislation.

Ontario

Securities legislation in Ontario provides an Ontario purchaser (other than (a) a “Canadian financial institution” or a “Schedule III bank” (each as defined in NI 45-106), (b) the Business Development Bank of Canada or (c) a subsidiary of any person referred to in (a) or (b) above, if the person owns all the voting securities of the subsidiary, except the voting securities required by law to be owned by the directors of that subsidiary) with a statutory right of action for damages or rescission against an issuer and any selling security holder where the offering memorandum contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date of the transaction that gave rise to the cause of action. The right of action for rescission is exercisable not later than 180 days from the date of the transaction that gave rise to the cause of action. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the issuer or any selling security holder. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the notes with knowledge of the misrepresentation, the issuer and any selling security holder will have no liability. In the case of an action for damages, the issuer and any selling security holder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon.

Saskatchewan

The Securities Act, 1988 (Saskatchewan) (the “Saskatchewan Act”) provides that where an offering memorandum, together with any amendment to the offering memorandum, sent or delivered to a purchaser contains a misrepresentation, a purchaser who purchases a security covered by the offering memorandum or an amendment to the offering memorandum is deemed to have relied on that misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against (a) the issuer or a selling security holder on whose behalf the distribution is made, (b) every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment thereof was sent or delivered, (c) every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them, (d) every person or company that, in addition to those mentioned in (a) to (c) above, signed the offering memorandum or the amendment thereof and (e) every person or company that sells notes on behalf of the issuer or selling security holder under the offering memorandum or amendment thereof. In addition, such a purchaser that purchases the security from the issuer or a selling securityholder may elect to exercise a right of rescission against such person where an offering memorandum contains a misrepresentation and, when the purchaser so elects, the purchaser shall have no right of action for damages against such person.

The Saskatchewan Act provides further that (a) where an individual makes a verbal statement to a prospective purchaser that contains a misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the misrepresentation, if it was a misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement, (b) a purchaser of a security from a vendor who is trading in Saskatchewan in contravention of the Saskatchewan Act, the regulations thereunder or a decision of the Financial and Consumer Affairs Authority of Saskatchewan, whether that vendor is trading on his own behalf or by another person or agent on his behalf, may elect to void the contract and, if the purchaser so elects, the purchaser is entitled to recover all money and other consideration paid by him to the vendor pursuant to the trade and (c) if the distribution of notes has not been completed and (i) there is a material change in the affairs of the issuer, (ii) it is proposed that the terms or conditions of the offering described in the offering memorandum be altered or (iii) notes are to be distributed in addition to the notes previously described in the offering memorandum, and an amendment to the offering memorandum is not sent or delivered in accordance with the Saskatchewan Act, the purchaser has a right of action for rescission or damages against the manager or offeror that failed to comply with the applicable requirement.

Subject to the Saskatchewan Act, these statutory rights are exercisable, in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action or, in the case of any action, other than an action for rescission, the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of the action.

New Brunswick

New Brunswick securities legislation provides investors who purchase notes offered for sale in reliance on the exemption in Section 2.3 of NI 45-106 with a statutory right of action for damages against the issuer, a selling security holder on whose behalf the distribution is made, every person who was a director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum, or a right of action for rescission against the issuer and the selling security holder on whose behalf the distribution is made, in the event that any information relating to the offering provided to the purchaser contains a misrepresentation. Where an offering memorandum is delivered to a prospective purchaser of notes in connection with a trade made in reliance on the exemption in Section 2.3 of NI 45-106, and the document contains a misrepresentation, a purchaser who purchases the notes is deemed to have relied on the misrepresentation and has, subject to certain limitations and defences, the above-noted statutory rights of action. If the purchaser elects to exercise the right of rescission, the purchaser will have no right of action for damages. The right of action will be exercisable by the purchaser only if the purchaser gives notice to the defendant, in the case of any action for rescission, not more than 180 days after the date of the transaction that gave rise to the cause of action, that the purchaser is exercising this right and, in the case of any action for damages, before the earlier of (a) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action and (b) six years after the date of the transaction that gave rise to the cause of action.

The liability of all persons and companies referred to above is joint and several. A defendant is not liable for a misrepresentation if it proves that the purchaser purchased the notes with knowledge of the misrepresentation. In an action for damages, the defendant shall not be liable for all or any portion of the damages that the defendant proves do not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. In no case shall the amount recoverable for the misrepresentation exceed the price at which the notes were offered.

Nova Scotia

Nova Scotia securities legislation provides that if an offering memorandum or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a misrepresentation, a purchaser of notes is deemed to have relied upon such misrepresentation if it was a misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the seller of such notes, the directors of the seller at the date of the offering memorandum and the persons who have signed the offering memorandum or, alternatively, while still the owner of the notes, may elect instead to exercise a statutory right of rescission against the seller, in which case the purchaser shall have no right of action for damages against the seller, the directors of the seller or the persons who have signed the offering memorandum. The rights described above are subject to certain limitations, including: (a) no action may be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date payment was made for the notes (or after the date on which initial payment was made for the notes where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment); (b) no person will be liable if it proves that the purchaser purchased the notes with knowledge of the misrepresentation; (c) in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the notes resulting from the misrepresentation; and (d) in no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser.

The liability of all persons or companies referred to above is joint and several with respect to the same cause of action.

The foregoing summaries are subject to the express provisions of the Securities Act (Ontario), the Saskatchewan Act, the Securities Act (New Brunswick) and the Securities Act (Nova Scotia) and the rules and regulations thereunder, as applicable, and reference is made thereto for the complete text of such provisions.

Newfoundland and Labrador

Purchasers of notes resident in Newfoundland and Labrador will be entitled to a contractual right of action for damages or rescission against the issuer equivalent to the statutory rights provided to purchasers in Ontario.

This prospectus supplement, the accompanying prospectus and any related pricing supplement are not a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related pricing supplement have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“EEA Qualified Investors”). Accordingly, any person making or intending to make an offer in any Member State of the EEA of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement may only do so with respect to EEA Qualified Investors. Neither Morgan Stanley nor the agent have authorized, nor do they authorize, the making of any offer of notes in the EEA other than to EEA Qualified Investors.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

The agent has represented and agreed, and each further agent appointed under the Series J and Series K program will be required to represent and agree, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the EEA.

MiFID II product governance / target market – The pricing supplement in respect of any notes may include a legend entitled “MiFID II Product Governance” which will outline the target market assessment in respect of the notes and which channels for distribution of the notes are appropriate. Any person subsequently offering, selling or recommending the notes (an “EU distributor”) should take into consideration the target market assessment; however, an EU distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment) and determining appropriate distribution channels.

A determination will be made in relation to each issue about whether, for the purpose of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “MiFID Product Governance Rules”), the agent subscribing for any notes is a manufacturer in respect of such notes, but otherwise none of the agents nor any of their respective affiliates will be a manufacturer for the purpose of the MiFID Product Governance Rules.

This prospectus supplement, the accompanying prospectus and any related pricing supplement are not a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related pricing supplement have been prepared on the basis that any offer of notes in the United Kingdom will only be made to a legal entity which is a qualified investor under the UK Prospectus Regulation (“UK Qualified Investors”). Accordingly, any person making or intending to make an offer in the United Kingdom of notes which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related pricing supplement may only do so with respect to UK Qualified Investors. Neither Morgan Stanley nor the agent have authorized, nor do they authorize, the making of any offer of notes in the United Kingdom other than to UK Qualified Investors.

PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the United Kingdom's Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (“UK MiFIR”); and (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

The agent has represented and agreed, and each further agent appointed under the Series J and Series K program will be required to represent and agree, that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the United Kingdom.

The agent has represented and agreed, and each further agent appointed under the Series J and Series K program will be required to represent and agree, that:

(a)	notes which have a maturity of less than one year may not be offered or sold other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by Morgan Stanley;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Morgan Stanley; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Where notes have a maturity of less than one year from their date of issue and either (a) the issue proceeds are received by Morgan Stanley in the United Kingdom and (b) the activity of issuing the notes is carried on from an establishment maintained by Morgan Stanley in the United Kingdom, each such note must: (i)(A) have a minimum redemption value of £100,000 (or its equivalent in other currencies) (B) no part of any such note may be transferred unless the minimum redemption value of that part is not less than £100,000 (or its equivalent in other currencies).

The communication of this prospectus supplement, the accompanying prospectus and any related pricing supplement and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, this prospectus supplement, the accompanying prospectus and any related pricing supplement and such other documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. This prospectus supplement, the accompanying prospectus and any related pricing supplement and such other documents and/or materials are for distribution only to persons who (i) have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (ii) fall within Article 49(2)(a) to (d) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus and any related pricing supplement and any other document or materials are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related pricing supplement and any other document or materials relates will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus and any related pricing supplement or any other documents and/or materials relating to the issue of the notes offered hereby or any of their contents.

UK MiFIR product governance / target market – The pricing supplement in respect of any notes may include a legend entitled “UK MiFIR Product Governance” which will outline the target market assessment in respect of the notes and which channels for distribution of the notes are appropriate. Any person subsequently offering, selling or recommending the notes (a “UK distributor”) should take into consideration the target market assessment; however, a UK distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the target market assessment) and determining appropriate distribution channels.

A determination will be made in relation to each issue about whether, for the purpose of the UK MiFIR Product Governance Rules, the agent subscribing for any notes is a manufacturer in respect of such notes, but otherwise none of the agents nor any of their respective affiliates will be a manufacturer for the purpose of the UK MiFIR Product Governance Rules.

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) on the basis that the solicitation for subscription of the notes falls within the definition of “solicitation to qualified institutional investors” as defined in Article 2, paragraph 3, item 2 (I) of the FIEA and Article 10 of the Ministerial Ordinance Concerning Definitions. Such solicitation shall be subject to the condition that qualified institutional investors (as defined under the FIEA, “QIIs”) who desire to acquire the notes shall be made aware that they shall not transfer the notes to anyone other than to other QIIs. Any QII who acquires the notes shall be deemed to have agreed to such transfer restriction.

Accordingly, the notes will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except in a private placement to QIIs as described above pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed with respect to any notes will be required to represent and agree, that it will not offer or sell, directly or indirectly, any notes in the Republic of France and will not distribute or cause to be distributed in the Republic of France this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, except to qualified investors (investisseurs qualifiés) as defined in and in accordance with Articles L.411-2 and D.411-1 of the French Code Monétaire et Financier.

The contents of this prospectus supplement have not been reviewed or approved by any regulatory authority in Hong Kong. This prospectus supplement does not constitute an offer or invitation to the public in Hong Kong to acquire notes. No notes have been offered or sold or will be offered or sold, in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No document, invitation or advertisement relating to the notes has been or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder. The offer of the notes is personal to the person to whom this prospectus supplement has been delivered by or on behalf of Morgan Stanley, and a subscription for notes will only be accepted from such person. No person to whom a copy of this prospectus supplement is issued may copy, issue or distribute this prospectus supplement to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about the contents of this prospectus supplement, you should obtain independent professional advice.

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus under the Securities and Futures Act 2001 (the “SFA”) by the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the SFA.  Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any notes may not be circulated or distributed, nor may any notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA (an “Institutional Investor”)) pursuant to Section 274 of the SFA, (ii) to an accredited investor (as defined in Section 4A of the SFA (an “Accredited Investor”)) or other relevant person (as defined in Section 275(2) of the SFA (a “Relevant Person”)) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.  It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(i)   a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)  a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

(A)   to an Institutional Investor, or an Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(c)(ii) of the SFA (in the case of that trust);

(B)   where no consideration is or will be given for the transfer;

(C)   where the transfer is by operation of law;

(D)   as specified in Section 276(7) of the SFA; or

(E)   as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed under this program will be required to represent and agree, that, subject to the paragraph immediately below:

(i)   the notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and will not be admitted to trading on a trading venue (exchange or multilateral trading facility) in Switzerland;

(ii)  neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to any notes (x) constitutes a prospectus compliant with the requirements of articles 652a and 1156 of the Swiss Code of Obligations (as such articles were in effect immediately prior to the entry into effect of the FinSA) in accordance with article 109 of the Swiss Financial Services Ordinance (“FinSO”) or pursuant to articles 35 and 45 of the FinSA for a public offering of the notes in Switzerland and no such prospectus has been or will be prepared for or in connection with the offering of the notes in Switzerland or (y)

has been or will be filed with or approved by a Swiss review body (Prüfstelle) pursuant to article 52 of the FinSA; and

(iii)  neither this prospectus supplement nor the accompanying prospectus nor other offering or marketing material relating to any notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notwithstanding the paragraph immediately above, in respect of any issuance of notes, the issuer of notes, the agent and the relevant dealer(s) and underwriter(s) may agree that (x) such notes may be publicly offered in Switzerland within the meaning of the FinSA and/or (y) an application will be made by (or on behalf of) the issuer to admit such notes to trading on a trading venue (exchange or multilateral trading facility) in Switzerland, provided that:

(i)   the issuer is able to rely, and is relying, on an exemption from the requirement to prepare and publish a prospectus under the FinSA in connection with such public offer and/or application for admission to trading;

(ii)  in the case of any such public offer, the relevant agent, dealer(s) and underwriter(s) have agreed to comply with any restrictions applicable to the offer and sale of such notes that must be complied with in order for the issuer to rely on such exemption; and

(iii)  the applicable pricing supplement will specify that such notes may be publicly offered in Switzerland within the meaning of the FinSA and/or the trading venue in Switzerland to which an application will be made by (or on behalf of) the issuer to admit such notes to trading thereon.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed under this program will be required to represent and agree, that,

(i)   no key information document (Basisinformationsblatt) pursuant to article 58 (1) of the FinSA (or any equivalent document under the FinSA) has been or will be prepared in relation to any notes; and

(ii)  therefore, any notes with a derivative character within the meaning of article 86 (2) of the FinSO may not be offered or recommended to private clients within the meaning of the FinSA in Switzerland.

The agent has represented and agreed, and each further agent, dealer and underwriter appointed with respect to any notes will be required to represent and agree, that it will not offer or sell, directly or indirectly, any notes in the Republic of Chile and will not distribute or cause to be distributed in the Republic of Chile this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, except to “qualified investors” and subject to Norma de Carácter General No. 336 (“NCG 336”) of June 27, 2012 issued by the Financial Market Commission of Chile (“CMF”).

The CMF nor any other regulatory authority in the Republic of Chile has reviewed or approved the contents of this prospectus supplement. This prospectus supplement does not constitute an offer or invitation to the public in Chile to acquire notes.

According to NCG 336, on or before making any offer of the notes in Chile, the person making the offer shall include in all offering materials the following cautionary language in English and in Spanish:

“IMPORTANT INFORMATION FOR INVESTORS RESIDENT IN CHILE: (1) The offering of the notes will commence in Chile on [dd/mm/yyyy]; (2) the offering will be subject to Norma de Carácter General N° 336 of the CMF; (3) the offered notes are not and will not be registered in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the CMF and will therefore not be subject to the supervision of the CMF; (4) the offered notes are not registered in Chile and the issuer thereof is not required to disclose information to the public in Chile about its notes; and (5) the offered notes cannot and will not be publicly offered in Chile unless and until the offered notes are registered in the corresponding securities registry of the CMF.

INFORMACIÓN IMPORTANTE PARA INVERSIONISTAS RESIDENTES EN CHILE: (1) La oferta de los valores comenzará en Chile el día [dd/mm/aaaa]; (2) la oferta se acogerá a la Norma de Carácter General N° 336 de la CMF; (3) los valores no están ni estarán inscritos en el Registro de Valores o en el Registro de Valores

Extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta; (4) Por tratarse de valores no inscritos, no existe obligación por parte del emisor de entregar en Chile información pública respecto de estos valores, y (5) Los valores no podrán ser objeto de oferta pública en Chile mientras no sean inscritos en el Registro de Valores correspondiente.”

Pursuant to NCG 336, the notes may be privately offered to certain “qualified investors” as such are defined in NCG 336 and further described in Rules No. 216 of June 12, 2008 and 410 of July 27, 2016 of the CMF. The person making the offer in Chile should consult with local counsel about these definitions.

The notes have not been, and will not be, issued, placed, distributed, offered or negotiated in the Brazilian capital markets. The issuance of the notes has not been nor will the notes be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM. Any public offering or distribution, as defined under Brazilian laws and regulations, of the notes in Brazil is not permitted without such registration or an express exemption or registration with the CVM pursuant to Brazilian laws and regulations. Documents relating to the offering of the notes, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the notes is not a public offering of securities in Brazil), nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil. This prospectus supplement is not addressed to Brazilian residents and it should not be forwarded or distributed to, nor read or consulted by, acted on or relied upon by Brazilian residents. Any investment to which this prospectus supplement relates is available only to non-Brazilian residents and will only be made by non- Brazilian residents. If you are a Brazilian resident and received this prospectus supplement, please destroy it along with any copies.

The notes have not been and will not be registered with the National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores; the “CNBV”) and, therefore, may not be offered or sold publicly in Mexico, except that the notes may be sold to Mexican institutional and accredited investors solely pursuant to the private placement exemption set forth in the Mexican Securities Market Law (Ley del Mercado de Valores). This prospectus supplement is solely our responsibility and has not been reviewed or authorized by the CNBV. The acquisition of the notes by an investor who is a resident of Mexico will be made under its own responsibility.

Legal Matters

The validity of the notes will be passed upon for Morgan Stanley by Davis Polk & Wardwell LLP or other counsel who is satisfactory to the agent and who may be an officer of Morgan Stanley. Sidley Austin LLP will pass upon some legal matters relating to the notes for the agent. Sidley Austin LLP has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters.

PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY		REGISTERED OFFICE OF THE COMPANY IN DELAWARE

1585 Broadway New York, New York 10036 U.S.A.		The Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801 U.S.A.

TRUSTEE

The Bank of New York Mellon 240 Greenwich Street, 7E New York, New York 10286 U.S.A.
PRINCIPAL PAYING AGENT, EXCHANGE AGENT AND TRANSFER AGENT FOR REGISTERED NOTES

The Bank of New York Mellon, London Branch 160 Queen Victoria Street London EC4V 4LA U.K.

OTHER PAYING AGENT AND TRANSFER AGENT FOR REGISTERED NOTES

The Bank of New York Mellon 240 Greenwich Street, 7E New York, New York 10286 U.S.A.

LEGAL ADVISORS TO THE COMPANY		LEGAL ADVISORS TO THE AGENTS

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 U.S.A.		Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 U.S.A.

LEGAL ADVISORS AS TO ENGLISH LAW

Clifford Chance Limited Liability Partnership 10 Upper Bank Street London E14 5JJ U.K.

AUTHORIZED ADVISOR

Morgan Stanley & Co. International plc 25 Cabot Square Canary Wharf London E14 4QA U.K.

AUDITORS OF THE COMPANY

Deloitte & Touche llp 30 Rockefeller Plaza New York, New York 10112 U.S.A.